                                                                      EXHIBIT 11


                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                                JUNE 30,                               JUNE 30,
                                                          ------------------                      ----------------
                                                       2002                2001               2002                 2001
                                                       ----                ----               ----                -----
Net income (loss)                                 $(5,683,370)         $1,553,821          $(6,844,109)         $  (67,843)
                                                  ===========          ==========          ===========          ==========
Weighted average common shares
  outstanding                                       8,747,685           8,957,888            8,815,446           8,981,557

Add - common stock equivalents
  from in the money options                            35,732              26,762               31,004              26,465
                                                  -----------          ----------          -----------          ----------
Dilutive weighted average common
 shares outstanding                                 8,783,417           8,984,650            8,846,450           9,008,022
                                                  ===========          ==========          ===========          ==========

Earnings (loss) per common share - basic          $     (0.65)         $     0.17          $     (0.78)         $    (0.01)
                                                  ===========          ==========          ===========          ==========

Earnings per common share - diluted                       N/A          $     0.17                  N/A                 N/A
                                                  ===========          ==========          ===========          ==========

Antidilutive options                                    - 0 -               - 0 -                - 0 -               - 0 -
                                                  ===========          ==========          ===========          ==========


Average closing price of the
 Company's common stock (ATL)                     $     11.65          $    10.74          $     11.06          $    10.81
                                                  ===========          ==========          ===========          ==========



o Diluted earnings per share is not presented for the three months ended June 30, 2002 and for the six months ended June 30, 2002 and 2001, respectively, because the Company recorded a net loss for the respective periods.




            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                       19